EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Amendment No. 5 to the Form 10 Registration Statement of our report dated March 10, 2022 (Except for Note 3 for which the date is September 22, 2022), relating to the consolidated financial statements of Halberd Corporation as of July 31, 2021 and 2020 and to all references to our firm included in this Offering Statement.

Certified Public Accountants

Lakewood, Colorado

October 11, 2022